Exhibit 15.1

Date: April 15, 2026

To: Youdao, Inc.

No. 399, Wangshang Road

Binjiang District

Hangzhou 310051

People’s Republic of China

Dear Sir or Madam:

We hereby consent to the reference to our firm in “Item 3. Key Information—Contractual Arrangements with the VIEs and the VIEs’ Respective Shareholders”, “Item 4. Information on the Company—4.C. Organizational Structure—Contractual Arrangements with the VIEs and the VIEs’ Respective Shareholders,” and “Item 10. Additional Information—10.E. Taxation” in the annual report on Form 20-F for the fiscal year ended 31 December 2024, which will be filed by Youdao, Inc. with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

We also consent to the filing with the Securities and Exchange Commission of this consent letter as an exhibit to the annual report on Form 20-F for the fiscal year ended 31 December 2025. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Tian Yuan Law Firm
Tian Yuan Law Firm